Exhibit 99.(a)(1)(E)

ENERNOC, INC. NOTICE OF WITHDRAWAL

INSTRUCTIONS

If you previously elected to accept the offer by EnerNOC, Inc. to exchange some or all of your outstanding eligible option grants for new option grants, subject to the terms and conditions set forth in the exchange offer, dated December 19, 2008, and you would like to change your election and withdraw the tender of any of your eligible option grants, you must complete and sign this Notice of Withdrawal and return it to EnerNOC so that we receive it before 4:00 p.m., Eastern Time, on January 21, 2009, unless the exchange offer is extended.

Once the Notice of Withdrawal is signed and complete, please return it to EnerNOC by one of the following means:

By Mail or Courier
EnerNOC, Inc.
75 Federal Street
Suite 300
Boston, Massachusetts 02110
Attention: Laurie Harrison, Assistant General Counsel
Phone: (617) 224-9900

By Facsimile
EnerNOC, Inc.
Attention: Laurie Harrison, Assistant General Counsel
Facsimile: (617) 224-9910

By Hand or Interoffice Mail
Attention: Laurie Harrison, Assistant General Counsel

By Email (By PDF or similar imaged document file)
stockplans@enernoc.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered eligible option grants will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an eligible optionholder, any previously tendered eligible option grants will be cancelled and exchanged pursuant to the exchange offer.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before 4:00 p.m., Eastern Time, on January 21, 2009, please contact Laurie Harrison, our Assistant General Counsel, by phone at (617) 224-9900 or by sending an email to lharrison@enernoc.com to confirm that we have received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL

UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTION GRANTS.

NOTICE OF WITHDRAWAL

To:	EnerNOC, Inc.
75 Federal Street, Suite 300
Boston, Massachusetts 02110
Attention: Laurie Harrison, Assistant General Counsel
Facsimile: (617) 224-9910
Email: stockplans@enernoc.com

I previously received a copy of the exchange offer document, dated December 19, 2008, and the Election Form and Eligible Option Information Sheet. I signed and returned the Election Form and Eligible Option Information Sheet, in which I elected to tender some or all of my eligible option grants. I understand that EnerNOC will not accept any conditional or partial returns of individual eligible option grants and that, if I wish to withdraw my election, for each eligible option grant previously tendered, I must withdraw my election as to the entire eligible option grant. I wish to change that election and withdraw from the offer with respect to the eligible option grants listed below:

Option Grant Type	Grant Date of Eligible Option Grant	Exercise Price Per Share of Common Stock Subject to Grant	Total Number of Outstanding Shares Subject to Grant
1.

2.

3.

4.

I further understand that, by signing this Notice of Withdrawal and delivering it to EnerNOC, I withdraw my acceptance of the exchange offer with respect to the eligible option grants listed above and reject the exchange offer. By rejecting the exchange offer with respect to the eligible option grants listed above, I understand that I will not receive any new option grants in exchange for those eligible option grants and I will retain those option grants with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that EnerNOC has made no representations or warranties to me regarding my rejection of the exchange offer. The withdrawal of the eligible option grants listed above is at my own discretion. I agree that EnerNOC will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the eligible option grants listed above.

I elect to withdraw the eligible option grants listed above that I previously chose to exchange pursuant to the exchange offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Optionholder’s Signature	Date

Eligible Optionholder’s Name (please print or type)

Social Security Number or Tax I.D. Number of Eligible Optionholder

NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible option grants listed in the table above, in order to elect to withdraw those eligible option grants, your spouse must execute the Spousal Consent below. Under the Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Notice of Withdrawal. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your representation and warranty to EnerNOC that either you are not married or your spouse has no community or other marital property rights in the eligible option grants listed in the table above or the new option grants that would have been issued in exchange for those eligible option grants pursuant to the terms and conditions of the exchange offer. You should consult your personal outside advisors if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the optionholder who has executed this Notice of Withdrawal above has read and hereby approves the submission of this Notice of Withdrawal. The undersigned agrees to be irrevocably bound by this Notice of Withdrawal and further agrees that any community property interest of the undersigned will similarly be bound by this Notice of Withdrawal. The undersigned appoints the optionholder who has executed this Notice of Withdrawal above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Notice of Withdrawal.

Spouse’s Signature	Date

Spouse’s Name (please print or type)